SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 2, 2003

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                             COLUMBIA BAKERIES, INC.
             (Exact name of registrant as specified in its charter)



            Nevada                       0-26701                 88-040687
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
         incorporation)                                      Identification No.)


       294 Valley Road
   Middletown, Rhode Island                                       02842
    (Address of principal                                       (Zip code)
      executive offices)

       Registrant's telephone number, including area code: (401) 841-5294

                                ECOM CORPORATION
                             2078 PROSPECTER AVENUE
                              PARK CITY, UTAH 84060

          (Former name or former address, if changed since last report)


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Item 5.     Other Events and Required Regulation FD Disclosure

On July 2, 2003 Columbia Bakeries, Inc., a Nevada corporation ("Columbia"), BP Acquisition, Inc., a Florida corporation and a direct wholly owned subsidiary of Columbia ("Sub"), and Brooklyn Pastry Inc., a Florida corporation ("Brooklyn Pastry (Florida)"), entered into an Agreement and Plan of Merger dated as of June 26, 2003 whereby, subject to the conditions stated therein, at the effective time of the merger, Sub will merge with and into Brooklyn Pastry (Florida) and Brooklyn Pastry (Florida) will survive as a wholly owned subsidiary of Columbia.

On July 2, 2003, the merger was consummated and Columbia acquired Brooklyn Pastry (Florida). At the effective time of the merger all of the outstanding shares of Brooklyn Pastry (Florida) were converted into 266,700 shares of common stock of Columbia as a result of the merger.

Brooklyn Pastry (Florida) is a development stage corporation that was organized in January 2003 to acquire certain baking equipment from Brooklyn Pastry Inc., a New York corporation, and to engage in the business of baking and distributing bread and pastry. Brooklyn Pastry (Florida) had immaterial assets and liabilities as of March 31, 2003.

Prior to the merger, Brooklyn Pastry (Florida) completed a private placement with HEM Mutual Assurance LLC, an accredited investor of Denver, Colorado, to issue up to $1,000,000 in aggregate principal amount of Brooklyn Pastry (Florida)'s convertible debentures pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. Initially, debentures in the aggregate principal amount of $500,000 were issued for $500,000 in cash. Additional debentures in the aggregate principal amount of $500,000 are issuable for $500,000 in cash if the price of Brooklyn Pastry (Florida)'s common stock equals or exceeds $0.28 for a period of 30 trading days. As a result of the merger, Columbia has assumed the obligations and benefits of Brooklyn Pastry (Florida) in this private placement, including Brooklyn Pastry (Florida)'s obligations under the convertible debentures.

As a result of the merger, $480,000 of the debentures are now convertible into unrestricted shares of common stock of Columbia at a conversion price that is the lower of $0.22 or the average of the three lowest bid prices for the common stock within the 40 trading days prior to conversion, and $10,000 of the debentures are convertible at $0.01 per share. If the additional $500,000 of debentures are issued, they will be convertible into unrestricted shares of common stock of Columbia at a conversion price that is the lower of $0.28 or the average of the three lowest bid prices for the common stock within 40 trading days prior to conversion and an additional $10,000 of the debentures will be convertible at $0.01 per share. The conversion price and number of shares of common stock issuable upon conversion of the debentures is subject to adjustment for stock splits and combinations and other dilutive events.

The debentures may not be converted, however, if after conversion the holder would beneficially own more than 5% of Columbia's outstanding common stock, unless the


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holder waives this limitation by giving Columbia 75 days notice of the waiver.
In the event that the conversion rate of the debentures would require Columbia to issue more than an aggregate of 6,250,000 shares of common stock upon conversion of the debentures, Columbia may either issue additional shares of common stock or redeem the debentures for 140% of the principal amount of the unconverted debentures.

The debentures bear interest at 1% per year and mature in five years. Interest is payable in cash or shares of common stock of Columbia at the option of the holders of the debentures. Columbia has the right to redeem the debentures on 30 days notice for 140% of the principal amount of the outstanding debentures, plus accrued and unpaid interest.

The foregoing description of the acquisition of Brooklyn Pastry Inc., Brooklyn Pastry's private placement and the debentures issued in the private placement are qualified in their entirety by reference to the documents filed as exhibits to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

          (c)   Exhibits

      2.1 Agreement and Plan of Merger dated as of June 26, 2003, by and among Columbia Bakeries, Inc., BP Acquisition, Inc. and Brooklyn Pastry Inc.

      2.2 Convertible Debenture Purchase Agreement dated as of June 26, 2003 by and between Brooklyn Pastry Inc. and HEM Mutual Assurance LLC.

      2.3 Form of First Debenture A of Brooklyn Pastry Inc. in the principal amount of $480,000.

      2.4 Form of First Debenture B of Brooklyn Pastry Inc. in the principal amount of $500,000.

      2.5 Form of Second Debenture of Brooklyn Pastry Inc. in the principal amount of $20,000.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              COLUMBIA BAKERIES, INC.


                              By: /s/ Rounsevelle S. Schaum
                                 ----------------------------------------
                                 Name:  Rounsevelle S. Schaum
                                 Title: Chairman and Chief Executive Officer


Date:  July 7, 2003



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